Exhibit 99.1

Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365

For Immediate Release

Champions Oncology Clarifies Misstatements in News Article

BALTIMORE, July 18, 2011.  Champions Oncology, Inc., formerly Champions Biotechnology, Inc. (OTC: CSBR) released the following statement to correct errors which recently appeared in Hebrew in the Israeli biotechnology business press and which came to the Company’s attention on July 16, 2011:

“Recently, a Hebrew language business news service reported that Champions has agreed to create a subsidiary which will be used by Champions for the development of a drug compound that we have in-licensed.  Contrary to this news report, the Company has not made any final determination with respect to the future development of this drug compound.”

As the Company stated in our Annual Report on Form10-K for our fiscal year ended April 30, 2011 (filed on July 15, 2011):

Historically, our strategy was to use our technology platform to identify promising compounds that could be in-licensed during the preclinical phase.  The strategy was to invest in the clinical development of these compounds and then seek a partner that would bring them to market in exchange for some combination of upfront payments, milestone payments and royalties on sales.  Since 2007, the company pursued this strategy with four compounds.  All four of these compounds were subjected to Tumorgraft testing, and the results of one of the compounds warranted further investment.  During 2011, we changed our strategy and no longer intend to in-license additional compounds.  We have refocused the Company on developing advanced technologies to personalize the development and use of oncology drugs.  We intend to continue the development of the compound which warranted further investment and we are seeking a partner to finance the future development of the product.

We are working to assess potential financing alternatives for developing this compound, including the appropriate structure and valuation.  We do not yet have the information needed to determine what alternatives if any, will be available to the Company, and there remains the risk that we will not be successful in attracting acceptable financing to further the development of the compound.

About Champions Oncology, Inc.

Champions Oncology, Inc. (formerly Champions Biotechnology Inc.) is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs.  The Company's Tumorgraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Tumorgrafts, in a manner that preserves the biological characteristics of the original human tumor.  The Company uses this technology in conjunction with related services to offer solutions for two customer groups:  Personalized Oncology Services ("POS") in which physicians and patients looking for information to help guide the development of personalized treatment plans, and Translational Oncology Services ("TOS") in which pharmaceutical and biotech companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs and increase the adoption of existing drugs. The Company's Tumorgraft Technology Platform consists of processes, physical tumors and information that we use to personalize the development and use of oncology drugs.  The Company is building its Tumorgraft Technology Platform through the procurement, development and characterization of numerous Tumorgrafts (within several cancer types).  Tumorgrafts are procured through agreements with a number of U.S. and foreign institutions as well as through the Company’s POS business.  The Tumorgrafts are developed and tested through agreement with a U.S. based pre-clinical facility.

The Company provides Personalized Oncology Solutions services to oncologists by establishing and administering expert tumor panels for their patients to analyze medical records and test results, to assist in understanding conventional and experimental options and to identify and arrange for testing, analysis and study of the patients' cancer tissues, as appropriate.  Additionally, the Company offers personalized Tumorgraft development, drug studies and genome sequencing as part of its POS whereby physicians can evaluate the effects of cancer drugs on their patients' Tumorgrafts and understand the genetic make-up of their patient's tumor enabling them to better select treatment regimens that may be efficacious to the patient.

This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties.  Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements.  One should not place undue reliance on these forward-looking statements.  The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors.  See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2011 for a discussion of such risks, uncertainties and other factors.  Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations.  The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.